Exhibit 10.1

AMENDMENT TO THE
EMPLOYMENT AGREEMENT

This AMENDMENT (the “Amendment”) is entered into as of December 17, 2021, by and between Wolverine World Wide, Inc., a Delaware corporation, (“Company”), and Brendan L. Hoffman (“Employee”).

W I T N E S S E T H:

WHEREAS, Company and Employee entered into an employment agreement, dated as of August 7, 2020 (the “Agreement”);

WHEREAS, the parties hereto desire to amend the Agreement as set forth herein and the parties desire that the amendments to the Agreement made by this Amendment shall be effective as of January 2, 2022 (the “Effective Date”).

NOW, THEREFORE, in consideration of the facts, mutual promises, and covenants set forth herein and intending to be legally bound hereby, the parties agree as follows:

1.            As of the Effective Date, Section 2(d) of the Agreement shall be deleted in its entirety, and the following shall be substituted therefor:

(d)          Effective as of January 2, 2022, Employee shall have the title of and serve as President and Chief Executive Officer of the Company (or any successor entity), shall report to the Board, and shall have the usual and customary duties, responsibilities and authority of such position.

2.            As of the Effective Date, Sections 3(a), 3(b) and 3(k) of the Agreement shall be deleted in their entirety, and the following shall be substituted therefor:

(a)          Base Salary. During the Employment Period, after the Effective Date, Employee’s base salary shall be $1,000,000.00 per annum (the “Base Salary”), which shall be payable in regular installments in accordance with the Company’s general payroll practices. Annual compensation review and increases, if any, will be subject to approval by the Board.

(b)         Annual Incentive Plan. During the Employment Period, after the Effective Date, Employee shall be enrolled in the Company’s Executive Short-Term Incentive Plan (the “AIP”) at the target rate of 120%. Although there is no guarantee of any bonus payout, achievement of financial targets established by the Board and personal objectives could yield a bonus with a maximum payout of 240% of the Base Salary. Any bonus under this section, if earned, will be paid in accordance with the terms of the AIP or successor plan.

(k)         Deferred Compensation Plan. During the Employment Period, after the Effective Date, Employee shall receive an annual Company contribution to Employee’s account under the Company’s Amended and Restated Deferred Compensation Plan in an amount equal to 8% of Eligible Earnings (as such term is defined in such plan).

3.            As of the Effective Date, Section 4(b) of the Agreement shall be deleted in its entirety, and the following shall be substituted therefor:

(b)          Termination by Employee for Good Reason. Employee may terminate his employment hereunder for Good Reason. “Good Reason” means (i) a material diminution in Employee’s duties under this Agreement or a reduction of Employee’s title, (ii) a material breach by the Company of this Agreement, (iii) relocation of Employee’s principal place of employment to a location that is more than fifty (50) miles from the Company’s corporate headquarters or Waltham, Massachusetts office as of the Effective Time, without Executive’s consent, (iv)  termination of this Agreement under Section 1 by the Company serving a notice of nonextension or (v) a reduction in the Base Salary, unless such reduction is part of an across the board reduction for senior executives of the Company; provided that any such action shall not constitute Good Reason unless (A) Employee provides written notice to the Company of any such action within thirty (30) days of the date on which such action first occurs and provides the Company with thirty (30) days to remedy such action (the “Cure Period”), (B) the Company fails to remedy such action within the Cure Period, and (C) Employee resigns within thirty (30) days of the expiration of the Cure Period.

4.           As of the Effective Date, Sections 4(e)(iii)(C), 4(e)(iii)(D), 4(e)(iii)(E), and the last paragraph of Section 4(e)(iii) of the Agreement shall be deleted in their entirety, and the following shall be substituted therefor:

(C)         the Company shall pay Employee, as severance, an amount equal to eighteen (18) months of Employee’s then-current Base Salary payable in regular biweekly installments in accordance with the Company’s general payroll practices, provided, however, that in the event Employee obtains other employment, then the payments under this clause (iii) (C) shall immediately be offset (but not below $0) by the amount of the base salary and guaranteed compensation, if any, from such other employment; and

(D)         If enrolled in the Company’s group health plan as of the date of termination, Employee will be eligible for continued health care coverage, as permitted under the federal Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”). Provided Employee timely elects to continue receiving group medical coverage and/or dental coverage pursuant to COBRA, the Company shall pay for Employee’s COBRA coverage for eighteen (18) months after the date of termination, including family coverage assuming Employee in enrolled in such coverage as of the date of termination and elects to continue receiving it pursuant to COBRA. The Company’s obligation to pay for Employee’s COBRA coverage, however, shall be reduced by the amount that Employee will pay toward such coverage, which shall be equal to the amount of Employee’s medical and/or dental coverage premiums as of the date of termination. Employee will be required to pay Employee’s share of the COBRA contributions directly to the Company’s COBRA administrator each month. To the extent that Employee begins new employment on or before eighteen (18) months after the date of termination, Employee shall immediately notify the Company of such employment. In the event Employee becomes eligible for coverage through a new employer, Employee shall elect such coverage. Upon Employee becoming eligible for such coverage, the Company’s obligation to pay for COBRA coverage shall immediately cease.

(E)         In the event of a termination for Good Reason under Section 4(b), or a Termination without Cause, the Company shall pay Employee an amount equal to the bonus Employee would have been eligible to receive at target performance for the fiscal year in which termination takes place, had Employee met the requirements of the Company’s Annual Incentive Plan, multiplied by a fraction, the numerator of which is the number of days Employee is employed by the Company in such fiscal year through the date of termination and the denominator of which is 365.

Any payments under Sections (C), (D), (E), (F) or (G) are collectively referred to as the “Severance Payment”). The payment of the Severance Payment under this Subsection 4(e)(iii) shall be conditioned upon Employee’s effective execution of a release of claims against the Company in a form reasonably satisfactory to the Company. The Company shall specify a period, not to exceed 45 days following termination, during which Employee may review and consider such release, provided that if such period spans two calendar years, then the Severance Payment shall not be made until the second calendar year, regardless of the year in which the release is signed and returned.  Payment of the Severance Payment will cease immediately upon Employee’s material breach of any of the restrictive covenants in the Agreement, in addition to all other remedies available to the Company.

5.           As of the Effective Date, new Sections 4(e)(iii)(F) and 4(e)(iii)(G) shall be added to the Agreement in their entirety as follows:

(F)          In the event of a termination for Good Reason under Section 4(b), or a Termination without Cause, the Employee shall be considered to have Retired for purposes of determining pro rata vesting of outstanding performance-based awards granted under the Company’s Stock Incentive Plan of 2016 (as amended and restated) or successor plan, with the “retirement” date being Employee’s termination date.

(G)         In the event of a termination for Good Reason under Section 4(b), or a Termination without Cause, the Company will pay for outplacement assistance for the Employee through Right Management using the Professional Management Program for Senior Managers and Directors or the equivalent program available at the Employee’s termination date (or, in the event Right Management is unwilling or unable to provide such outplacement assistance, a program of similar content and quality offered through a comparable vendor) in a lump sum on the termination date equal to a period of twelve (12) months of such outplacement assistance.

6.            As hereby amended, the Agreement shall continue in full force and effect.

 [Signature page follows]

IN WITNESS WHEREOF, the parties have executed and delivered this Agreement, intending to be legally bound hereby, as of the date first above written.

WOLVERINE WORLD WIDE, INC.

By:	/s/ Blake W. Krueger
Chairman and Chief Executive Officer

BRENDAN L. HOFFMAN

/s/ Brendan L. Hoffman